Glowpoint Announces Closing of Registered Direct Offering of Series C Convertible Preferred Stock

DENVER, CO, January 25, 2018 - Glowpoint, Inc. (“Glowpoint” or the “Company”) (NYSE American: GLOW), a managed service provider of video collaboration and network applications, announced today the closing of its previously announced registered direct offering of 1,750 shares of its 0% Series C Convertible Preferred Stock (the “Series C Preferred Stock”) for total gross proceeds to the Company of $1,750,000. The shares of Series C Preferred Stock were sold at a price equal to their stated value of $1,000 per share and are convertible into shares of the Company’s common stock at a conversion price of $0.30 per share.

A shelf registration statement on Form S-3 (File No. 333-209013) relating to the shares of Series C Preferred Stock offered was declared effective by the Securities and Exchange Commission (the “SEC”) on January 28, 2016. The offering was made by means of a prospectus supplement and the accompanying prospectus filed as part of the Company’s effective shelf registration statement filed with the SEC on Form S-3. Copies of the prospectus supplement and accompanying prospectus relating to this offering may be obtained by visiting the SEC’s website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Glowpoint
Glowpoint, Inc. (NYSE American: GLOW) is a managed service provider of video collaboration and network applications. Our services are designed to provide a comprehensive suite of automated and concierge applications to simplify the user experience and expedite the adoption of video as the primary means of collaboration. Our customers include Fortune 1000 companies, along with small and medium enterprises in a variety of industries. To learn more please visit www.glowpoint.com.

INVESTOR CONTACT:
Investor Relations
Glowpoint, Inc.
+1 303-640-3840
investorrelations@glowpoint.com
www.glowpoint.com